                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)


                            Quorum Health Group, Inc
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    749084109
                                 (CUSIP Number)


                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                 85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000


            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                  June 10, 1996
             (Date of Event which requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box: ____

Check the following box if a fee is being paid with this statement: ____

CUSIP NO.
749084109
- ---------

- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     GS Capital Partners, L.P.

- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                                (a) __X__

                                                                (b) _____

- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Source of Funds

- --------------------------------------------------------------------------------
5.   Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)

- --------------------------------------------------------------------------------
6.   Citizenship or place of Organization

     Delaware

- --------------------------------------------------------------------------------
Number of                           7           Sole Voting Power
Shares
Beneficially                                            -0-
Owned By                            --------------------------------------------
Each                                8           Shared Voting Power
Reporting
Person With                                             2,916,250
                                    --------------------------------------------
                                    9           Sole Dispositive Power

                                                        -0-
                                    --------------------------------------------
                                    10          Shared Dispositive Power

                                                        2,916,250
                                    --------------------------------------------

11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     2,916,250

- --------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares    ____

                                                                     /_____/

- --------------------------------------------------------------------------------
13.  Percent of Class Representing by Amount in Row (11)

     6.0%

- --------------------------------------------------------------------------------
14.  Type of Reporting Person

             PN
- --------------------------------------------------------------------------------

CUSIP NO.
749084109
- ---------

- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     GS  Advisors, L.P.

- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                                (a) __X__

                                                                (b) _____

- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Source of Funds

- --------------------------------------------------------------------------------
5.   Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)

- --------------------------------------------------------------------------------
6.   Citizenship or place of Organization

     Delaware

- --------------------------------------------------------------------------------
Number of                           7           Sole Voting Power
Shares
Beneficially                                            -0-
Owned By                            --------------------------------------------
Each                                8           Shared Voting Power
Reporting
Person With                                             2,916,250
                                    --------------------------------------------
                                    9           Sole Dispositive Power

                                                        -0-
                                    --------------------------------------------
                                    10          Shared Dispositive Power

                                                        2,916,250
                                    --------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     2,916,250

- --------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares   ____

                                                                     /_____/

- --------------------------------------------------------------------------------
13.  Percent of Class Representing by Amount in Row (11)

       6.0%

- --------------------------------------------------------------------------------
14.  Type of Reporting Person

       PN
- --------------------------------------------------------------------------------

CUSIP NO.
749084109
- ---------

- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.

- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                                (a) __X__

                                                                (b) _____

- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Source of Funds

- --------------------------------------------------------------------------------
5.   Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)

- --------------------------------------------------------------------------------
6.   Citizenship or place of Organization

        New York

- --------------------------------------------------------------------------------
Number of                           7           Sole Voting Power
Shares
Beneficially                                       -0-
Owned By                            --------------------------------------------
Each                                8           Shared Voting Power
Reporting
Person With                                        4,610,165
                                    --------------------------------------------
                                    9           Sole Dispositive Power

                                                   -0-
                                    --------------------------------------------
                                    10          Shared Dispositive Power

                                                   4,610,165
                                    --------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

         4,610,165

- --------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  ____

                                                                     /_____/

- --------------------------------------------------------------------------------
13.  Percent of Class Representing by Amount in Row (11)

         9.5%

- --------------------------------------------------------------------------------
14.  Type of Reporting Person

         BD-PN

CUSIP NO.
749084109
- ---------

- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.

- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                                (a) __X__

                                                                (b) _____

- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Source of Funds

- --------------------------------------------------------------------------------
5.   Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)

- --------------------------------------------------------------------------------
6.   Citizenship or place of Organization

       Delaware

- --------------------------------------------------------------------------------
Number of                           7           Sole Voting Power
Shares
Beneficially                                      -0-
Owned By                            --------------------------------------------
Each                                8           Shared Voting Power
Reporting
Person With                                        4,610,165
                                    --------------------------------------------
                                    9           Sole Dispositive Power

                                                   -0-
                                    --------------------------------------------
                                    10          Shared Dispositive Power

                                                    4,610,165
                                    --------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

         4,610,165

- --------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  ____

                                                                     /_____/

- --------------------------------------------------------------------------------
13.  Percent of Class Representing by Amount in Row (11)

     9.5 %

- --------------------------------------------------------------------------------
14.  Type of Reporting Person

         HC-PN
- --------------------------------------------------------------------------------

                               Amendment No. 4 to
                                  Schedule 13D
                         Relating to the Common Stock of
                            Quorum Health Group, Inc.

     GS Capital Partners, L.P. ("GSCP"), GS Advisors, L.P. (GS Advisors, L.P.), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group" and, together with GSCP, GS Advisors, L.P. and Goldman Sachs, the "Filing Persons")* hereby amend the statement on Schedule 13D filed with respect to the common stock, par value $.01 per share (the "Common Stock") of Quorum Health Group, Inc., a Delaware corporation (the "Company"), as most recently amended by Amendment No. 3 thereto dated May 16, 1996 (as amended, the "Schedule 13D"). Unless otherwise indicated, all capitalized terms not otherwise defined herein shall have the same meanings as those set forth in the Schedule 13D.




- ----------
* Neither the present filing nor anything contained herein shall be construed as an admission that Goldman Sachs, GS Group or any of the Partnerships constitute a "person" for any purpose other than Section 13(d) of the Securities Exchange Act of 1934.

Item 2. Identity and Background

     Item 2 is hereby amended by amending Schedule I and Schedule II hereto, to read in their entirety as attached hereto.

Item 5. Interest in Securities of the Issuer.

     Item 5 is hereby amended as follows:

     (a) As of June 10, 1996, GSCP owned 2,916,250 shares of Common Stock representing 6.0% of the Company's outstanding Common Stock. Goldman Sachs and GS Group may be deemed to hold through the Limited Partnerships, for purposes of this Statement, the beneficial ownership of 3,462,502 shares of Common Stock. In addition, Goldman Sachs and GS Group beneficially own 3,590 shares of Common Stock and may be deemed to beneficially own 1,144,073 shares of Common Stock currently held in Managed Accounts. Accordingly, Goldman Sachs and GS Group could be deemed to beneficially own 4,610,165 shares (approximately 9.5%) of the Common Stock reported to be outstanding (as indicated in the Company's Form 10-Q dated March 31, 1996).

     (b) Each Filing Person shares the power to vote or to direct the vote and to dispose or to direct the disposition of shares of Common Stock beneficially owned by such Filing Person as indicated in pages 2 through 5 above.

     (c) See Schedule IV for transactions which have been effected since May 17, 1996, the date through which transactions have been disclosed on the most recent amendment to this Schedule 13D. The transactions in Common Stock were effected on the Nasdaq National Market.

     The total consideration (exclusive of commissions) for shares of Common Stock purchased since May 17, 1996 is $51,713,219.

     (e) Not applicable

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                     GS CAPITAL PARTNERS, L.P.
                                     By:  GS Advisors, L.P., its general partner
                                     By:  GS Advisors, Inc., its general partner


                                     By:/s/ Richard A. Friedman
                                        ----------------------------------------
                                     Name:  Richard A. Friedman
                                     Title: President




Dated:  June 13, 1996

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     GS ADVISORS, L.P.
                                     By:  GS Advisors, Inc., its general partner


                                     By:/s/ Richard A. Friedman
                                        ----------------------------------------
                                     Name:  Richard A. Friedman
                                     Title: President



Dated:     June 13, 1996

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                     GOLDMAN, SACHS & CO.



                                     By:/s/ Richard A. Friedman
                                        ----------------------------------------
                                     Name:  Richard A. Friedman
                                     Title: General Partner



Dated:  June 13, 1996

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                     THE GOLDMAN SACHS GROUP, L.P.



                                     By:/s/ Richard A. Friedman
                                        ----------------------------------------
                                     Name:  Richard A. Friedman
                                     Title: General Partner



Dated:  June 13, 1996

                                   SCHEDULE I
                                   ----------

          The following table sets forth the name of each of the general partners of Goldman, Sachs & Co. (other than The Goldman Sachs Group, L.P.) and of The Goldman Sachs Group, L.P. Unless otherwise indicated, the business address of each person listed below is 85 Broad Street, New York, NY 10004, and, unless otherwise indicated, each natural person listed below is a citizen of the United States of America. Nobuyoshi John Ehara Inc., Jun Makihara Inc., Masanori Mochida Inc. and Hideo Ishihara, Inc., the only corporate general partners of Goldman, Sachs & Co. and The Goldman Sachs Group, L.P., were each incorporated in the State of Delaware. The principal occupation of each natural person listed below and the principal business of each of Nobuyoshi John Ehara Inc., Jun Makihara Inc., Masanori Mochida Inc. and Hideo Ishihara, Inc., is as a general partner of Goldman, Sachs & Co. The persons listed below who have an asterisk marked next to their name are members of the Executive Committee of The Goldman Sachs Group, L.P.


Name and Citizenship                 Business Address
- --------------------                 ----------------
The persons listed below who have an asterisk marked next to their name are members of the Executive Committee of The Goldman Sachs Group, L.P.

Jon Z. Corzine*

Henry M. Paulson, Jr.*

Roy J. Zuckerberg*

David M. Silfen*

Eugene V. Fife                       133 Fleet Street
                                     London EC4A 2BB, England

Richard M. Hayden                    133 Fleet Street
                                     London EC4A 2BB, England

Robert J. Hurst*

Howard C. Katz

Peter K. Barker                      333 South Grand Avenue
                                     Los Angeles, CA 90071

Eric S. Dobkin

Name and Citizenship                 Business Address
- --------------------                 ----------------
Willard J. Overlock, Jr.

Jonathan L. Cohen

Fredric B. Garonzik

Kevin W. Kennedy

William C. Landreth                  4900 Sears Tower
                                     Chicago, IL  60606

Daniel M. Neidich

Edward Spiegel

Robert F. Cummings, Jr.

Angelo DeCaro

Steven G. Einhorn

David B. Ford

David M. Leuschen

Michael R. Lynch

Michael D. McCarthy

Donald C. Opatrny, Jr.

Thomas E. Tuft

Michael P. Mortara

Lloyd C. Blankfein

John P. Curtin, Jr.                  150 King Street West
                                     Toronto M5H 1J9, Canada

Gavyn Davies                         133 Fleet Street
United Kingdom                       London EC4A 2BB, England

Name and Citizenship                 Business Address
- --------------------                 ----------------
Dexter D. Earle

Nobuyoshi John Ehara                 12-32, Akasaka 1-chome
Japan                                Minato-ku, Tokyo 107,  Japan

Nobuyoshi John Ehara Inc.

J. Christopher Flowers

Gary Gensler

Charles T. Harris III

Thomas J. Healey

Stephen Hendel

Robert E. Higgins

Robert J. Katz

Ernest S. Liu

Eff W. Martin                        555 California Street
                                     San Francisco, CA 94104

Charles B. Mayer, Jr.

Michael J. O'Brien                   133 Fleet Street
United Kingdom                       London EC4A 2BB, England

Mark Schwartz

Stephen M. Semlitz

Robert K. Steel

John A. Thain*                       133 Fleet Street
                                     London EC4A 2BB, England

John L. Thornton                     133 Fleet Street
                                     London EC4A 2BB, England

Name and Citizenship                 Business Address
- --------------------                 ----------------
Bracebridge H. Young, Jr.            133 Fleet Street
                                     London EC4A 2BB, England

Joseph R. Zimmel

Barry L. Zubrow

Gary L. Zwerling

Jonathan R. Aisbitt                  133 Fleet Street
United Kingdom                       London EC4A 2BB, England

Andrew M. Alper

William J. Buckley

Frank L. Coulson, Jr.

Connie Kadrovach Duckworth           4900 Sears Tower
                                     Chicago, IL  60606

Richard A. Friedman

Alan R. Gillespie                    133 Fleet Street
United Kingdom                       London EC4A 2BB, England

Joseph H. Gleberman

Jacob D. Goldfield

Steven M. Heller

Ann F. Kaplan

Robert S. Kaplan

Peter D. Kiernan III

John P. McNulty

Name and Citizenship                 Business Address
- --------------------                 ----------------
T. Willem Mesdag                     Messe Turm 60308
                                     Frankfurt am Main, Germany

Gaetano J. Muzio                     555 California Street
                                     San Francisco, CA 94104

Robin Illgen Neustein

Timothy J. O'Neill

Scott M. Pinkus

John J. Powers

Stephen D. Quinn

Arthur J. Reimers                    133 Fleet Street
                                     London EC4A 2BB, England

James P. Riley, Jr.

Richard A. Sapp                      133 Fleet Street
                                     London EC4A 2BB, England

Donald F. Textor

Thomas B. Walker III

Patrick J. Ward                      133 Fleet Street
                                     London EC4A 2BB, England

Jeffrey M. Weingarten                133 Fleet Street
                                     London EC4A 2BB, England

Jon Winkelried

Richard  Witten

Carlos A. Cordeiro                   133 Fleet Street
                                     London EC4A 2BB, England

John O. Downing

Name and Citizenship                 Business Address
- --------------------                 ----------------
W. Mark Evans                        3 Garden Road
Canada                               Hong Kong

Michael D. Fascitelli

Sylvain M. Hefes                     2 Rue de Thann
France                               Paris, France  75017

Reuben Jeffery III                   133 Fleet Street
                                     London EC4A 2BB, England

Lawrence H. Linden

Jun Makihara                         12-32, Akasaka 1-chome
Japan                                Minato-ku, Tokyo 107, Japan

Jun Makihara Inc.

Masanori Mochida                     12-32, Akasaka 1-chome
Japan                                Minato-ku, Tokyo 107, Japan

Masanori Mochida Inc.

Robert B. Morris III                 133 Fleet Street
                                     London EC4A 2BB, England

Philip D. Murphy                     Messe Turm, D-6000
                                     Frankfurt am Main 1, Germany

Suzanne M. Nora Johnson              333 South Grand Avenue
                                     Los Angeles, CA 90071

Terence M. O'Toole

Gregory K. Palm                      133 Fleet Street
                                     London EC4A 2BB, England

Carl G.E. Palmstierna                133 Fleet Street
Sweden                               London EC4A 2BB, England

Michael G. Rantz                     133 Fleet Street
                                     London EC4A 2BB, England

Name and Citizenship                 Business Address
- --------------------                 ----------------
J. David Rogers

Joseph Sassoon                       133 Fleet Street
Israel                               London EC4A 2BB, England

Peter Savitz                         133 Fleet Street
                                     London EC4A 2BB, England

Charles B. Seelig Jr.

Ralph F. Severson                    555 California Street
                                     San Francisco, CA 94104

Gene T. Sykes                        333 South Grand Avenue
                                     Los Angeles, CA 90071

Gary A. Syman                        12-32, Akasaka 1-chome
                                     Minato-ku, Tokyo 107, Japan

Leslie C. Tortora

John L. Townsend

Lee G. Vance                         133 Fleet Street
                                     London EC4A 2BB, England

David A. Viniar

John S. Weinberg

Peter A. Weinberg

Laurence M. Weiss

George W. Wellde Jr.                 12-32, Akasaka 1-Chome
                                     Minato-Ku, Tokyo 107, Japan

Jaime E. Yordan

Sharmin Mossauar-Rahmani
United Kingdom

Hideo Ishihara                       12-32, Akasaka 1-chome
Japan                                Minato-ku, Tokyo 107, Japan

Name and Citizenship                 Business Address
- --------------------                 ----------------
Hideo Ishihara Inc.

Paul M. Achleitner                   Messe Turm 60308
Austria                              Frankfurt am Main, Germany

Armen A. Avanessians

Joel S. Beckman

David W. Blood                       133 Fleet Street
                                     London EC4A 2BB, England

Zachariah Cobrinik                   12-32, Akasaka 1-Chome
                                     Minato-Ku, Tokyo 107, Japan

Gary D. Cohn                         133 Fleet Street
                                     London EC4A 2BB, England

Christopher A. Cole

Henry Cornell                        3 Garden Road
                                     Hong Kong

Robert V. Delaney

Joseph Della Rosa

J. Michael Evans                     133 Fleet Street
                                     London EC4A 2BB, England

Lawton W. Fitt

Joseph D. Gatto

Peter C. Gerhard

Nomi P. Ghez
Israel

David T. Hamamoto

Walter H. Haydock                    Munsterhof 4
                                     8022 Zurich, Switzerland

David L. Henle

Name and Citizenship                 Business Address
- --------------------                 ----------------
Francis J. Ingrassia

Scott B. Kapnick                     133 Fleet Street
                                     London EC4A 2BB, England

Kevin M. Kelly

John C. Kleinert

Jonathan L. Kolatch

Peter S. Kraus

Robert Litterman

Jonathan M. Lopatin

Thomas J. Macirowski

Peter G.C. Mallinson                 3  Garden Road
United Kingdom                       Hong Kong

Oki Matsumoto                        12-32 Akasaka 1-chome
Japan                                Minato-ku, Tokyo 107, Japan

Oki Matsumoto, Inc.

E. Scott Mead                        133 Fleet Street
                                     New York, New York 10004

Eric M. Mindich

Steven T. Mnuchin

Thomas K. Montag

Edward A. Mule

Kipp M. Nelson                       133 Fleet Street
                                     London EC4A 2BB, England

Christopher K. Norton

Robert J. O'Shea

Name and Citizenship                 Business Address
- --------------------                 ----------------
Wiet H. Pot                          133 Fleet Street
Netherlands                          London  EC4A 2BB, England

Jack L. Salzman

Eric S. Schwartz

Michael F. Schwerin

Richard S. Sharp                     133 Fleet Street
United Kingdom                       London  EC4A 2BB, England

Richard G. Sherlund

Michael S. Sherwood                  133 Fleet Street
United Kingdom                       London  EC4A  2BB, England

Cody J. Smith

Daniel W. Stanton

Esta E. Stecher

Fredric E. Steck

Byron D. Trott                       4900 Sears Tower
                                     Chicago  60606

Barry S. Volpert

Peter S. Wheeler                     3 Garden Road
United Kingdom                       Hong Kong

Anthony G. Williams                  133 Fleet Street
United Kingdom                       London  EC4A 2BB, England

Gary W. Williams

Tracy R. Wolstencroft                100 Crescent Court, Suite 1000
                                     Dallas, Texas  75201

Danny O. Yee                         3 Garden Road
                                     Hong Kong

Michael J. Zamkow

Name and Citizenship                 Business Address
- --------------------                 ----------------
Mark A. Zurack

Terence James O'Neill

Peter D. Sutherland                  133 Fleet Street
                                     London EC4A 2BB, England

                                   SCHEDULE II

     The name, business address, present principal occupation or employment and citizenship of each controlling person, if any, director and executive officer of each general partner of Goldman Sachs & Co. or The Goldman Sachs Group that is a corporation are set forth below.

I.   Nobuyoshi John Ehara Inc.

     Nobuyoshi John Ehara Inc. is controlled by Nobuyoshi John Ehara, its President and one of its directors. The business address of each person listed below other than Nobuyoshi John Ehara is 85 Broad Street, New York, New York 10004, and each such person is a citizen of the United States of America. The business address of Nobuyoshi John Ehara, a citizen of Japan, is the Ark Mori Building, 12-32, Akasaka 1-chome, Minato-Ku, Tokyo 107, Japan.

Name and Business Address   Position                Present Principal Occupation
- -------------------------   --------                ----------------------------
Robert J. Katz              Director and            General Partner of Goldman,
                            Chairman of the Board   Sachs & Co.

Nobuyoshi John Ehara        President and Director  General Partner of Goldman,
                                                    Sachs & Co.

David A. Viniar             Director                General Partner of
                                                    Goldman, Sachs & Co.

Esta E. Stecher             Vice Chairman of the    General Partner of Goldman,
                            Board and Treasurer     Sachs & Co.

James B. McHugh             Secretary               Vice President of Goldman,
                                                    Sachs & Co.

II.  Masanori Mochida Inc.

     Masanori Mochida Inc. is controlled by Masanori Mochida, its President and one of its directors. The business address of each person listed below other than Masanori Mochida is 85 Broad Street, New York, New York 10004, and each such person is a citizen of the United States of America. The business address of Masanori Mochida, a citizen of Japan, is 12-32, Akasaka 1-chome, Minato-ku, Tokyo 107, Japan.

Name and Business Address   Position                Present Principal Occupation
- -------------------------   --------                ----------------------------

Robert J. Katz              Director and            General Partner of Goldman,
                            Chairman of the Board   Sachs & Co.

Masanori Mochida            President and Director  General Partner of Goldman,

                                                    Sachs & Co.

David A. Viniar             Director                General Partner of
                                                    Goldman, Sachs & Co.

Esta E. Stecher             Vice Chairman of the    General Partner of Goldman,
                            Board and Treasurer     Sachs & Co.

James B. McHugh             Secretary               Vice President of Goldman,
                                                    Sachs & Co.

III. Jun Makihara Inc.

     Jun Makihara Inc. is controlled by Jun Makihara, its President and one of its directors. The business address of each person listed below other than Jun Makihara is 85 Broad Street, New York, New York 10004, and each such person is a citizen of the United States of America. The business address of Jun Makihara, a citizen of Japan, is 333 South Grand Avenue, Los Angeles, California 90071.

Name and Business Address   Position                Present Principal Occupation
- -------------------------   --------                ----------------------------

Robert J. Katz              Director and            General Partner of Goldman,
                            Chairman of the Board   Sachs & Co.

Jun Makihara                President and Director  General Partner of Goldman,
                                                    Sachs & Co.

David A. Viniar             Director                General Partner of
                                                    Goldman, Sachs & Co.

Esta E. Stecher             Vice Chairman of the    General Partner of Goldman,
                            Board and Treasurer     Sachs & Co.

James B. McHugh             Secretary               Vice President of Goldman,
                                                    Sachs & Co.

IV.  Hideo Ishihara Inc.

     Hideo Ishihara Inc. is controlled by Hideo Ishihara, its President and one of its directors. The business address of each person listed below other than Hideo Ishihara is 85 Broad Street, New York, New York 10004, and each such person is a citizen of the United States of America. The business address of Hideo Ishihara, a citizen of Japan, is the Ark Mori Building, 12-32, Akasaka 1-chome, Minato-Ku, Tokyo 107, Japan.

Name and Business Address   Position                Present Principal Occupation
- -------------------------   --------                ----------------------------

Robert J. Katz              Director and            General Partner of Goldman,
                            Chairman of the Board   Sachs & Co.

Hideo Ishihara              President and Director  General Partner of
                                                    Goldman, Sachs & Co.

David A. Viniar             Director                General Partner of
                                                    Goldman, Sachs & Co.

Esta E. Stecher             Vice Chairman of the    General Partner of Goldman,
                            Board and Treasurer     Sachs & Co.

James B. McHugh             Secretary               Vice President of Goldman,
                                                    Sachs  & Co.

V.   Oki Matsumoto Inc.

     Oki Matsumoto Inc. is controlled by Oki Matsumoto, its President and one of its directors. The business address of each person listed below other than Oki Matsumoto is 85 Broad Street, New York, New York 10004, and each such person is a citizen of the United States of America. The busines address of Oki Matsumoto, a citizen of Japan, is the Ark Mori Building, 12-32, Akasaka 1-chome, Minato-Ku, Tokyo 107, Japan.

Name and Business Address  Position                 Present Principal Occupation
- -------------------------  --------                 ----------------------------

Robert J. Katz             Director, Chairman of    General Partner of Goldman,
                           the Board and Vice       Sachs & Co.
                           President

Oki Matsumoto              President and Director   General Partner of
                                                    Goldman, Sachs & Co.

Esta E. Stecher            Director, Vice Chairman  General Partner of Goldman,
                           of the Board, Vice       Sachs & Co.
                           President and Treasurer

James B. McHugh            Secretary                Vice President of Goldman,
                                                    Sachs  & Co.

Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

Reference Number      Shares Purchased          Shares Sold          Price          Trade DateP        Settlement Date
- ------------------------------------------------------------------------------------------------------------------------------------

0520-017063-12                                       31,500         24 7/8            20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-017066-12                                        4,500         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0521-017218-12                                       99,000         24 7/8            21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-017183-12                                       45,000         26                 4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-017186-12                                       45,000         26 1/8             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-016771-12                                      270,000         26 3/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-017064-12                                        2,192         24 7/8            20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-017067-12                                          313         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0521-017219-12                                        6,890         24 7/8            21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-017184-12                                        3,132         26                 4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-017187-12                                        3,132         26 1/8             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-016772-12                                       18,792         26 3/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-017065-12                                        1,308         24 7/8            20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-017068-12                                          187         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0521-017220-12                                        4,110         24 7/8            21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-017185-12                                        1,868         26                 4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-017188-12                                        1,868         26 1/8             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-016773-12                                       11,208         26 3/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-562464-12                                        3,000         25                17-May-96              22-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0524-260596-12                                        1,500         25 1/2            24-May-96              30-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-260826-12                     200                              26 1/4             6-Jun-96              11-Jun-96          5250

- ------------------------------------------------------------------------------------------------------------------------------------

0610-120022-12                   1,900                              27 3/8            10-Jun-96              13-Jun-96       52012.5

- ------------------------------------------------------------------------------------------------------------------------------------

0517-021933-12                                          300         25 1/8            17-May-96              22-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0517-022298-12                      65                              25 1/8            17-May-96              22-May-96      1633.125

- ------------------------------------------------------------------------------------------------------------------------------------

0517-023394-12                                        1,100         25 1/5            17-May-96              22-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0517-023966-12                   1,000                              25 1/8            17-May-96              22-May-96         25125

- ------------------------------------------------------------------------------------------------------------------------------------

0517-024028-12                   5,000                              25                17-May-96              22-May-96        125000

- ------------------------------------------------------------------------------------------------------------------------------------

0517-100443-13                                       51,100         25 1/4            17-May-96              22-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0517-100444-13                                        3,900         25 1/4            17-May-96              22-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0517-112446-13                  15,000                              25 1/8            17-May-96              22-May-96        376875

- ------------------------------------------------------------------------------------------------------------------------------------

0517-112665-13                  42,000                              25 1/8            17-May-96              22-May-96       1055250

- ------------------------------------------------------------------------------------------------------------------------------------

0517-112873-13                  10,000  Cxl                         25 1/8            17-May-96              22-May-96        251250

- ------------------------------------------------------------------------------------------------------------------------------------

0517-112873-13                  10,000                              25 1/8            17-May-96              22-May-96        251250

- ------------------------------------------------------------------------------------------------------------------------------------

0517-270713-13                                       25,000         25 1/4            17-May-96              22-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-017063-13                  31,500                              24 7/8            20-May-96              23-May-96      783562.5

- ------------------------------------------------------------------------------------------------------------------------------------

0520-017064-13                   2,192                              24 7/8            20-May-96              23-May-96         54526

- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0520-017065-13                   1,308                              24 7/8            20-May-96              23-May-96       32536.5

- ------------------------------------------------------------------------------------------------------------------------------------

0520-017066-13                   4,500                              25                20-May-96              23-May-96        112500

- ------------------------------------------------------------------------------------------------------------------------------------

0520-017067-13                     313                              25                20-May-96              23-May-96          7825

- ------------------------------------------------------------------------------------------------------------------------------------

0520-017068-13                     187                              25                20-May-96              23-May-96          4675

- ------------------------------------------------------------------------------------------------------------------------------------

0520-021061-12                   1,000                              25                20-May-96              23-May-96         25000

- ------------------------------------------------------------------------------------------------------------------------------------

0520-021712-12                   2,000                              25                20-May-96              23-May-96         50000

- ------------------------------------------------------------------------------------------------------------------------------------

0520-022474-12                                        6,000         25 1/8            20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023578-12                   2,400                              25                20-May-96              23-May-96         60000

- ------------------------------------------------------------------------------------------------------------------------------------

0520-023588-12                                        2,500         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023631-12                                        2,500         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023636-12                                          500         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023680-12                                        4,500         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023681-12                                        1,000         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023684-12                                        4,500         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023700-12                                          500         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023709-12                                        3,000         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023840-12                                        3,500         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023841-12                                        1,500         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-023988-12                                        2,000         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-270765-13                                       27,000         25                20-May-96              23-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0520-270908-13                   2,044                              25                20-May-96              23-May-96         51100

- ------------------------------------------------------------------------------------------------------------------------------------

0521-017218-13                  99,000                              24 7/8            21-May-96              24-May-96       2462625

- ------------------------------------------------------------------------------------------------------------------------------------

0521-017219-13                   6,890                              24 7/8            21-May-96              24-May-96      171388.8

- ------------------------------------------------------------------------------------------------------------------------------------

0521-017220-13                   4,110                              24 7/8            21-May-96              24-May-96      102236.3

- ------------------------------------------------------------------------------------------------------------------------------------

0521-021633-12                                        2,000         25                21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0521-023514-12                                          200         25 1/8            21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0521-113447-13                                        2,400         25                21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0521-113448-13                                       42,000         25                21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0521-113449-13                                        5,400         25                21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0521-113450-13                                       12,600         25                21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0521-113451-13                                        7,600         25                21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0521-270921-13                                       25,000         25                21-May-96              24-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0522-021770-12                     700                              25                22-May-96              28-May-96         17500

- ------------------------------------------------------------------------------------------------------------------------------------

0522-021771-12                   2,300                              25                22-May-96              28-May-96         57500

- ------------------------------------------------------------------------------------------------------------------------------------

0522-022568-12                   1,000                              25                22-May-96              28-May-96         25000

- ------------------------------------------------------------------------------------------------------------------------------------

0522-022679-12                                          100         25 1/8            22-May-96              28-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0522-022683-12                                          600         25 1/8            22-May-96              28-May-96
- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0522-022919-12                   9,000                              25                22-May-96              28-May-96        225000

- ------------------------------------------------------------------------------------------------------------------------------------

0522-022926-12                   6,000                              25                22-May-96              28-May-96        150000

- ------------------------------------------------------------------------------------------------------------------------------------

0522-112750-13                                       22,500         25 1/8            22-May-96              28-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0522-200507-13                   1,000                              24 4/5            22-May-96              28-May-96         24800

- ------------------------------------------------------------------------------------------------------------------------------------

0522-270714-13                                       15,000         25 1/8            22-May-96              28-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

7522-334261-13                  11,700                              25                22-May-96              28-May-96        292500

- ------------------------------------------------------------------------------------------------------------------------------------

0523-016951-13                  48,500                              25 1/2            23-May-96              29-May-96       1236750

- ------------------------------------------------------------------------------------------------------------------------------------

0523-017319-13                   4,000                              24 7/8            23-May-96              29-May-96         99500

- ------------------------------------------------------------------------------------------------------------------------------------

0523-017737-13                 122,038                              25 3/4            23-May-96              29-May-96       3142479

- ------------------------------------------------------------------------------------------------------------------------------------

0523-017738-13                  13,624                              25 3/4            23-May-96              29-May-96        350818

- ------------------------------------------------------------------------------------------------------------------------------------

0523-017739-13                  10,218                              25 3/4            23-May-96              29-May-96      263113.5

- ------------------------------------------------------------------------------------------------------------------------------------

0523-017740-13                  33,480                              25 3/4            23-May-96              29-May-96        862110

- ------------------------------------------------------------------------------------------------------------------------------------

0523-021443-12                                        1,000         25 3/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-021449-12                                        1,000         25 3/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-021594-12                                        1,000         25 5/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-021600-12                                        1,000         25 5/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-021672-12                                        5,000         25 5/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-021767-12                   2,000                              25 5/8            23-May-96              29-May-96         51250

- ------------------------------------------------------------------------------------------------------------------------------------

0523-021786-12                                        1,000         25 5/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-021814-12                   2,000                              25 5/8            23-May-96              29-May-96         51250

- ------------------------------------------------------------------------------------------------------------------------------------

0523-021964-12                                        1,000         25 5/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-022784-12                                        5,000         25 3/4            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023647-12                                          600         26                23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023648-12                                        1,500         26                23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023649-12                                        1,000         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023650-12                                          500         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023651-12                                        2,000         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023655-12                                          400         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023659-12                                        1,600         26                23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023660-12                                        1,000         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023661-12                                        2,400         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023664-12                                        2,500         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023667-12                                          900         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023669-12                                        1,000         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023670-12                                          600         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023677-12                                        1,000         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023684-12                                        2,000         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0523-023689-12                                        1,000         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-023887-12                                        3,500         25 7/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-100883-13                  50,000                              25 3/4            23-May-96              29-May-96       1287500

- ------------------------------------------------------------------------------------------------------------------------------------

0523-100883-13                  50,000  Cxl                         25 3/4            23-May-96              29-May-96       1287500

- ------------------------------------------------------------------------------------------------------------------------------------

0523-112239-13                                        7,500         25 3/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-112240-13                                        1,000         25 3/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-112551-13                  10,000                              25 3/4            23-May-96              29-May-96        257500

- ------------------------------------------------------------------------------------------------------------------------------------

0523-112557-13                  20,000                              25 3/4            23-May-96              29-May-96        515000

- ------------------------------------------------------------------------------------------------------------------------------------

0523-112557-13                  20,000  Cxl                         25 3/4            23-May-96              29-May-96        515000

- ------------------------------------------------------------------------------------------------------------------------------------

0523-112745-13                  24,500                              25 1/4            23-May-96              29-May-96        618625

- ------------------------------------------------------------------------------------------------------------------------------------

0523-113408-13                  80,000                              25 3/5            23-May-96              29-May-96       2048952

- ------------------------------------------------------------------------------------------------------------------------------------

0523-113409-13                  19,416                              25 3/5            23-May-96              29-May-96      497280.7

- ------------------------------------------------------------------------------------------------------------------------------------

0523-113410-13                  30,318                              25 3/5            23-May-96              29-May-96      776501.6

- ------------------------------------------------------------------------------------------------------------------------------------

0523-113411-13                  51,123                              25 3/5            23-May-96              29-May-96       1309357

- ------------------------------------------------------------------------------------------------------------------------------------

0523-113412-13                   6,029                              25 3/5            23-May-96              29-May-96      154414.1

- ------------------------------------------------------------------------------------------------------------------------------------

0523-113413-13                   4,020                              25 3/5            23-May-96              29-May-96      102959.8

- ------------------------------------------------------------------------------------------------------------------------------------

0523-206135-13         Cxl                           25,000         25 3/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206560-13                                       52,300         25 5/8            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206777-13                                        6,800         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206778-13                                       13,600         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206779-13                                       11,400         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206780-13                                       14,500         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206781-13                                        7,500         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206782-13                                       27,600         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206783-13                                       60,600         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206784-13                                       38,200         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206785-13                                      144,000         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206787-13                                       10,700         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206788-13                                        6,300         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-206789-13                                        4,900         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0523-270982-13                                       35,000         25 1/2            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0524-206016-13                                       54,300         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

7523-206786-13         Cxl                           54,300         25 4/5            23-May-96              29-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0524-021512-12                   1,000                              25 5/8            24-May-96              30-May-96         25625

- ------------------------------------------------------------------------------------------------------------------------------------

0524-021516-12                     500                              25 5/8            24-May-96              30-May-96       12812.5

- ------------------------------------------------------------------------------------------------------------------------------------

0524-021529-12                     200                              25 5/8            24-May-96              30-May-96          5125

- ------------------------------------------------------------------------------------------------------------------------------------

0524-021561-12                     200                              25 5/8            24-May-96              30-May-96          5125

- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0524-022433-12                   2,000                              25 5/8            24-May-96              30-May-96         51250

- ------------------------------------------------------------------------------------------------------------------------------------

0524-022854-12                   1,000                              25 5/8            24-May-96              30-May-96         25625

- ------------------------------------------------------------------------------------------------------------------------------------

0524-023414-12                                        1,600         25 5/8            24-May-96              30-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0524-112312-13                  10,000                              25 5/8            24-May-96              30-May-96        256250

- ------------------------------------------------------------------------------------------------------------------------------------

0524-112882-13                   5,000                              25 1/2            24-May-96              30-May-96        127500

- ------------------------------------------------------------------------------------------------------------------------------------

0524-260596-13                   1,500                              25 1/2            24-May-96              30-May-96         38250

- ------------------------------------------------------------------------------------------------------------------------------------

0524-260929-13                   4,000                              25 5/8            24-May-96              30-May-96        102500

- ------------------------------------------------------------------------------------------------------------------------------------

0524-270674-13                                       25,000         25 3/4            24-May-96              30-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0528-021545-12                   2,000                              25 1/2            28-May-96              31-May-96         51000

- ------------------------------------------------------------------------------------------------------------------------------------

0528-021555-12                     400                              25 1/2            28-May-96              31-May-96         10200

- ------------------------------------------------------------------------------------------------------------------------------------

0528-021556-12                   2,500                              25 1/2            28-May-96              31-May-96         63750

- ------------------------------------------------------------------------------------------------------------------------------------

0528-021615-12                   1,000                              25 1/2            28-May-96              31-May-96         25500

- ------------------------------------------------------------------------------------------------------------------------------------

0528-021765-12                   1,000                              25 1/2            28-May-96              31-May-96         25500

- ------------------------------------------------------------------------------------------------------------------------------------

0528-021772-12                   4,000                              25 1/2            28-May-96              31-May-96        102000

- ------------------------------------------------------------------------------------------------------------------------------------

0528-021774-12                   1,000                              25 1/2            28-May-96              31-May-96         25500

- ------------------------------------------------------------------------------------------------------------------------------------

0528-022202-12                   5,000                              25 1/2            28-May-96              31-May-96        127500

- ------------------------------------------------------------------------------------------------------------------------------------

0528-023368-12                     200                              25 1/2            28-May-96              31-May-96          5100

- ------------------------------------------------------------------------------------------------------------------------------------

0528-023709-12                   2,000                              25 1/2            28-May-96              31-May-96         51000

- ------------------------------------------------------------------------------------------------------------------------------------

0528-023717-12                   1,500                              25 1/2            28-May-96              31-May-96         38250

- ------------------------------------------------------------------------------------------------------------------------------------

0528-023769-12                   1,000                              25 1/2            28-May-96              31-May-96         25500

- ------------------------------------------------------------------------------------------------------------------------------------

0528-113253-13                  15,000                              25 1/2            28-May-96              31-May-96        382500

- ------------------------------------------------------------------------------------------------------------------------------------

0528-206406-13                                       10,000         25 5/8            28-May-96              31-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0528-270837-13                                       10,000         25 5/8            28-May-96              31-May-96
- ------------------------------------------------------------------------------------------------------------------------------------

0529-016748-13                  49,279                              25 1/2            29-May-96               3-Jun-96       1256615

- ------------------------------------------------------------------------------------------------------------------------------------

0529-020313-12                   1,500                              25 4/9            29-May-96               3-Jun-96      38156.25

- ------------------------------------------------------------------------------------------------------------------------------------

0529-020824-12                     700                              25 4/7            29-May-96               3-Jun-96      17893.75

- ------------------------------------------------------------------------------------------------------------------------------------

0529-020978-12                   1,500                              25 4/7            29-May-96               3-Jun-96      38343.75

- ------------------------------------------------------------------------------------------------------------------------------------

0529-021858-12                     300                              25 4/7            29-May-96               3-Jun-96       7668.75

- ------------------------------------------------------------------------------------------------------------------------------------

0529-022117-12                   1,000                              25 5/8            29-May-96               3-Jun-96         25625

- ------------------------------------------------------------------------------------------------------------------------------------

0529-022343-12                   6,500                              25 5/8            29-May-96               3-Jun-96      166562.5

- ------------------------------------------------------------------------------------------------------------------------------------

0529-022349-12                   3,500                              25 5/8            29-May-96               3-Jun-96       89687.5

- ------------------------------------------------------------------------------------------------------------------------------------

0529-022390-12                   7,000                              25 5/8            29-May-96               3-Jun-96        179375

- ------------------------------------------------------------------------------------------------------------------------------------

0529-023011-12                     200                              25 1/2            29-May-96               3-Jun-96          5100

- ------------------------------------------------------------------------------------------------------------------------------------

0529-023059-12                      21                              25 5/8            29-May-96               3-Jun-96       538.125

- ------------------------------------------------------------------------------------------------------------------------------------

0529-024200-12                                          100         25 3/4            29-May-96               3-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0529-112579-13                                        2,500         25 3/4            29-May-96               3-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0529-112580-13                                        4,000         25 3/4            29-May-96               3-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0529-112581-13                                        3,500         25 3/4            29-May-96               3-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0529-206336-13                                       35,000         25 2/3            29-May-96               3-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0529-270954-13                                       15,000         25 2/3            29-May-96               3-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0529-270955-13                                       16,500         25 2/3            29-May-96               3-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0529-270956-13                                        8,500         25 2/3            29-May-96               3-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0530-016724-13                   4,154                              25 5/8            30-May-96               4-Jun-96      106446.3

- ------------------------------------------------------------------------------------------------------------------------------------

0530-022020-12                                          200         25 3/4            30-May-96               4-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0530-022839-12                   1,000                              25 5/8            30-May-96               4-Jun-96         25625

- ------------------------------------------------------------------------------------------------------------------------------------

0530-023139-12                   5,000                              25 2/3            30-May-96               4-Jun-96      128437.5

- ------------------------------------------------------------------------------------------------------------------------------------

0530-023144-12                   2,000                              25 2/3            30-May-96               4-Jun-96         51375

- ------------------------------------------------------------------------------------------------------------------------------------

0530-023146-12                   8,000                              25 2/3            30-May-96               4-Jun-96        205500

- ------------------------------------------------------------------------------------------------------------------------------------

0530-023400-12                   2,000                              25 2/3            30-May-96               4-Jun-96         51375

- ------------------------------------------------------------------------------------------------------------------------------------

0530-023403-12                   5,000                              25 2/3            30-May-96               4-Jun-96      128437.5

- ------------------------------------------------------------------------------------------------------------------------------------

0530-023643-12                   5,000                              25 2/3            30-May-96               4-Jun-96      128437.5

- ------------------------------------------------------------------------------------------------------------------------------------

0530-112553-13                                       15,000         25 3/4            30-May-96               4-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0530-260697-13                                        1,000         25 7/8            30-May-96               4-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0530-270881-13                                       15,000         25 3/4            30-May-96               4-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0531-020445-12                   1,300                              25 2/3            31-May-96               5-Jun-96      33393.75

- ------------------------------------------------------------------------------------------------------------------------------------

0531-020666-12                                          150         25 3/4            31-May-96               5-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0531-020678-12                                          100         25 3/4            31-May-96               5-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0531-021731-12                   5,900                              25 2/3            31-May-96               5-Jun-96      151556.3

- ------------------------------------------------------------------------------------------------------------------------------------

0531-021740-12                   2,800                              25 2/3            31-May-96               5-Jun-96         71925

- ------------------------------------------------------------------------------------------------------------------------------------

0531-021856-12                   6,900                              25 2/3            31-May-96               5-Jun-96      177243.8

- ------------------------------------------------------------------------------------------------------------------------------------

0531-021866-12                   3,100                              25 2/3            31-May-96               5-Jun-96      79631.25

- ------------------------------------------------------------------------------------------------------------------------------------

0531-022064-12                  25,000                              25 2/3            31-May-96               5-Jun-96      642187.5

- ------------------------------------------------------------------------------------------------------------------------------------

0531-022174-12                      50                              25 5/8            31-May-96               5-Jun-96       1281.25

- ------------------------------------------------------------------------------------------------------------------------------------

0531-023208-12                   4,000                              25 5/8            31-May-96               5-Jun-96        102500

- ------------------------------------------------------------------------------------------------------------------------------------

0531-023304-12                  15,000                              25 2/3            31-May-96               5-Jun-96      385312.5

- ------------------------------------------------------------------------------------------------------------------------------------

0531-023538-12                                        3,500         25 3/4            31-May-96               5-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0531-024085-12                   6,000                              25 2/3            31-May-96               5-Jun-96        154125

- ------------------------------------------------------------------------------------------------------------------------------------

0531-112754-13                                       23,000         25 3/4            31-May-96               5-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0531-206624-13                                       23,000         25 3/4            31-May-96               5-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0531-270667-13                                       23,000         25 3/4            31-May-96               5-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-016774-13                  31,158                              25 3/4             3-Jun-96               6-Jun-96      802318.5

- ------------------------------------------------------------------------------------------------------------------------------------

0603-016778-13                   7,483                              25 5/8             3-Jun-96               6-Jun-96      191751.9

- ------------------------------------------------------------------------------------------------------------------------------------

0603-021781-12                     900                              25 2/3             3-Jun-96               6-Jun-96      23118.75

- ------------------------------------------------------------------------------------------------------------------------------------

0603-112495-13                                        5,000         25 5/6             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0603-112645-13                  20,000                              25 3/4             3-Jun-96               6-Jun-96        515000

- ------------------------------------------------------------------------------------------------------------------------------------

0603-120131-13                                          500         25 3/4             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-120132-13                                          500         25 3/4             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-120133-13                                        2,900         25 7/8             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-120134-13                                        2,900         25 7/8             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-206383-13                  22,465                              25 3/4             3-Jun-96               6-Jun-96      578473.8

- ------------------------------------------------------------------------------------------------------------------------------------

0603-206590-13                                       28,900         25 7/8             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-206591-13                                        1,000         25 7/8             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-206592-13                                          800         25 7/8             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-206593-13                                          200         25 7/8             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-206594-13                                          100         25 7/8             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-206622-13                                       10,000         25 7/8             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-270701-13                                       26,000         25 7/8             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0603-270702-13                                        5,000         25 7/8             3-Jun-96               6-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-016822-13                  20,000                              26                 4-Jun-96               7-Jun-96        520000

- ------------------------------------------------------------------------------------------------------------------------------------

0604-017183-13                  45,000                              26                 4-Jun-96               7-Jun-96       1170000

- ------------------------------------------------------------------------------------------------------------------------------------

0604-017184-13                   3,132                              26                 4-Jun-96               7-Jun-96         81432

- ------------------------------------------------------------------------------------------------------------------------------------

0604-017185-13                   1,868                              26                 4-Jun-96               7-Jun-96         48568

- ------------------------------------------------------------------------------------------------------------------------------------

0604-017186-13                  45,000                              26 1/8             4-Jun-96               7-Jun-96       1175625

- ------------------------------------------------------------------------------------------------------------------------------------

0604-017187-13                   3,132                              26 1/8             4-Jun-96               7-Jun-96       81823.5

- ------------------------------------------------------------------------------------------------------------------------------------

0604-017188-13                   1,868                              26 1/8             4-Jun-96               7-Jun-96       48801.5

- ------------------------------------------------------------------------------------------------------------------------------------

0604-022622-12                   1,390                              26                 4-Jun-96               7-Jun-96         36140

- ------------------------------------------------------------------------------------------------------------------------------------

0604-022848-12                     900                              26 1/8             4-Jun-96               7-Jun-96       23512.5

- ------------------------------------------------------------------------------------------------------------------------------------

0604-022866-12                   2,100                              26 1/8             4-Jun-96               7-Jun-96       54862.5

- ------------------------------------------------------------------------------------------------------------------------------------

0604-023225-12                   3,000                              26 1/8             4-Jun-96               7-Jun-96         78375

- ------------------------------------------------------------------------------------------------------------------------------------

0604-023288-12                   7,000                              26 1/8             4-Jun-96               7-Jun-96        182875

- ------------------------------------------------------------------------------------------------------------------------------------

0604-100550-13                  75,000                              26                 4-Jun-96               7-Jun-96       1954688

- ------------------------------------------------------------------------------------------------------------------------------------

0604-112622-13                                        1,900         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-112623-13                                       20,400         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-112624-13                                          500         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-112625-13                                       20,800         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-112626-13                                          700         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-112627-13                                       10,000         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-206217-13                                       51,400         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-206218-13                                        1,700         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-206219-13                                        1,300         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-206220-13                                          300         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0604-206221-13                                          300         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-206276-13                                       31,600         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-206277-13                                       13,500         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-206278-13                                        2,300         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-206279-13                                        1,500         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-206280-13                                        1,100         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-270717-13                                       41,000         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0604-270718-13                                        5,000         26 1/5             4-Jun-96               7-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-021014-12                     200                              26                 5-Jun-96              10-Jun-96          5200

- ------------------------------------------------------------------------------------------------------------------------------------

0605-021091-12                   5,000                              26                 5-Jun-96              10-Jun-96        130000

- ------------------------------------------------------------------------------------------------------------------------------------

0605-021471-12                     400                              26                 5-Jun-96              10-Jun-96         10400

- ------------------------------------------------------------------------------------------------------------------------------------

0605-022588-12                     500                              26                 5-Jun-96              10-Jun-96      13031.25

- ------------------------------------------------------------------------------------------------------------------------------------

0605-022849-12                   1,500                              26                 5-Jun-96              10-Jun-96      39093.75

- ------------------------------------------------------------------------------------------------------------------------------------

0605-022997-12                   1,000                              26                 5-Jun-96              10-Jun-96       26062.5

- ------------------------------------------------------------------------------------------------------------------------------------

0605-023203-12                   1,000                              26                 5-Jun-96              10-Jun-96       26062.5

- ------------------------------------------------------------------------------------------------------------------------------------

0605-023376-12                   2,000                              26                 5-Jun-96              10-Jun-96         52125

- ------------------------------------------------------------------------------------------------------------------------------------

0605-023873-12                  15,000                              26 1/8             5-Jun-96              10-Jun-96        391875

- ------------------------------------------------------------------------------------------------------------------------------------

0605-023904-12                   8,300                              26 1/8             5-Jun-96              10-Jun-96      216837.5

- ------------------------------------------------------------------------------------------------------------------------------------

0605-023923-12                   7,000                              26 1/8             5-Jun-96              10-Jun-96        182875

- ------------------------------------------------------------------------------------------------------------------------------------

0605-023930-12                   3,000                              26 1/8             5-Jun-96              10-Jun-96         78375

- ------------------------------------------------------------------------------------------------------------------------------------

0605-023972-12                  12,000                              26 1/8             5-Jun-96              10-Jun-96        313500

- ------------------------------------------------------------------------------------------------------------------------------------

0605-112238-13                   7,753                              26                 5-Jun-96              10-Jun-96        201578

- ------------------------------------------------------------------------------------------------------------------------------------

0605-112696-13                                       14,700         26 1/5             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-112697-13                                        4,600         26 1/5             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-112698-13                                          700         26 1/5             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-206260-13                                       18,700         26 1/5             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-206261-13                                          600         26 1/5             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-206262-13                                          500         26 1/5             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-206263-13                                          100         26 1/5             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-206264-13                                          100         26 1/5             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-270713-13                                       12,500         26 1/4             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-270714-13                                        2,500         26 1/4             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0605-270715-13                                       10,000         26 1/4             5-Jun-96              10-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-023722-12                   1,000                              26 1/8             6-Jun-96              11-Jun-96         26125

- ------------------------------------------------------------------------------------------------------------------------------------

0606-024351-12                   2,000                              26 1/8             6-Jun-96              11-Jun-96         52250

- ------------------------------------------------------------------------------------------------------------------------------------

0606-024825-12                   1,000                              26 1/5             6-Jun-96              11-Jun-96       26187.5

- ------------------------------------------------------------------------------------------------------------------------------------

0606-024829-12                   2,000                              26 1/5             6-Jun-96              11-Jun-96         52375

- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0606-112349-13                  10,000                              26 1/8             6-Jun-96              11-Jun-96        261250

- ------------------------------------------------------------------------------------------------------------------------------------

0606-112431-13                                        9,800         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-112432-13                                        5,200         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-206495-13                                       13,900         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-206496-13                                          500         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-206497-13                                          400         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-206498-13                                          100         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-206499-13                                          100         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-260826-13                                          200         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-260937-13                  24,447                              26 1/8             6-Jun-96              11-Jun-96      638677.9

- ------------------------------------------------------------------------------------------------------------------------------------

0606-270849-13                                        2,500         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-270850-13                                        2,500         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0606-270851-13                                       10,000         26 1/4             6-Jun-96              11-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0607-022767-12                   1,100                              26 1/4             7-Jun-96              12-Jun-96         28875

- ------------------------------------------------------------------------------------------------------------------------------------

0607-022796-12                     500                              26 1/4             7-Jun-96              12-Jun-96         13125

- ------------------------------------------------------------------------------------------------------------------------------------

0607-022808-12                   4,000                              26 3/8             7-Jun-96              12-Jun-96        105500

- ------------------------------------------------------------------------------------------------------------------------------------

0607-022812-12                   1,000                              26 3/8             7-Jun-96              12-Jun-96         26375

- ------------------------------------------------------------------------------------------------------------------------------------

0607-022852-12                                        1,000         26 1/4             7-Jun-96              12-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0607-023119-12                  10,000                              26 1/4             7-Jun-96              12-Jun-96        262500

- ------------------------------------------------------------------------------------------------------------------------------------

0607-023840-12                     150                              26 1/8             7-Jun-96              12-Jun-96       3918.75

- ------------------------------------------------------------------------------------------------------------------------------------

0607-024880-12                  10,000                              26 1/4             7-Jun-96              12-Jun-96        262500

- ------------------------------------------------------------------------------------------------------------------------------------

0607-100645-13                  50,000                              26 1/4             7-Jun-96              12-Jun-96       1312500

- ------------------------------------------------------------------------------------------------------------------------------------

0607-113056-13                                       25,300         26 1/3             7-Jun-96              12-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0607-113057-13                                        2,200         26 1/3             7-Jun-96              12-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0607-206447-13                  19,700                              26 1/4             7-Jun-96              12-Jun-96        517125

- ------------------------------------------------------------------------------------------------------------------------------------

0607-206448-13                   2,500                              26 1/4             7-Jun-96              12-Jun-96         65625

- ------------------------------------------------------------------------------------------------------------------------------------

0607-206449-13                   2,800                              26 1/4             7-Jun-96              12-Jun-96         73500

- ------------------------------------------------------------------------------------------------------------------------------------

0607-206605-13                                       32,700         26 1/3             7-Jun-96              12-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0607-206606-13                                        1,100         26 1/3             7-Jun-96              12-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0607-206607-13                                          900         26 1/3             7-Jun-96              12-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0607-206608-13                                          200         26 1/3             7-Jun-96              12-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0607-206609-13                                          100         26 1/3             7-Jun-96              12-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0607-271000-13                                        5,000         26 1/3             7-Jun-96              12-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0607-271001-13                                       30,000         26 1/3             7-Jun-96              12-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-016679-13                  10,000                              27                10-Jun-96              13-Jun-96        270000

- ------------------------------------------------------------------------------------------------------------------------------------

0610-016771-13                 270,000                              26 3/4            10-Jun-96              13-Jun-96       7222500

- ------------------------------------------------------------------------------------------------------------------------------------

0610-016772-13                  18,792                              26 3/4            10-Jun-96              13-Jun-96        502686

- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0610-016773-13                  11,208                              26 3/4            10-Jun-96              13-Jun-96        299814

- ------------------------------------------------------------------------------------------------------------------------------------

0610-020006-12                                        2,000         26 3/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-020078-12                                        2,000         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-020156-12                                        1,000         27 1/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-020170-12                                        1,000         27 1/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-020177-12                                        2,500         27 1/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-020226-12                     300                              27                10-Jun-96              13-Jun-96          8100

- ------------------------------------------------------------------------------------------------------------------------------------

0610-020278-12                                        2,000         27 1/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-020303-12                     200                              27                10-Jun-96              13-Jun-96          5400

- ------------------------------------------------------------------------------------------------------------------------------------

0610-020778-12                                        5,000         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-020912-12                   1,500                              27                10-Jun-96              13-Jun-96         40500

- ------------------------------------------------------------------------------------------------------------------------------------

0610-022430-12                   2,500                              26 7/8            10-Jun-96              13-Jun-96       67187.5

- ------------------------------------------------------------------------------------------------------------------------------------

0610-023286-12                                        1,000         27 1/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-023290-12                                        1,000         27 1/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-023291-12                                        1,000         27 1/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-023296-12                                        1,000         27 1/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-024000-12                                        1,000         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-100331-13                  29,364                              26 5/7            10-Jun-96              13-Jun-96      784476.9

- ------------------------------------------------------------------------------------------------------------------------------------

0610-112394-13                  25,182                              26 7/8            10-Jun-96              13-Jun-96      676766.3

- ------------------------------------------------------------------------------------------------------------------------------------

0610-112591-13                                        1,800         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112592-13                                       76,200         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112593-13                                        4,700         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112594-13                                        1,800         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112595-13                                        6,800         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112596-13                                          800         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112597-13                                        1,900         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112598-13                                        1,300         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112599-13                                       10,300         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112600-13                                        6,400         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112601-13                                        2,100         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112602-13                                        1,200         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112603-13                                        6,850         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112604-13                                       16,000         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112605-13                                       21,900         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112606-13                                        1,000         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-112649-13                  20,000                              26 7/8            10-Jun-96              13-Jun-96        537500

- ------------------------------------------------------------------------------------------------------------------------------------

0610-120022-13                                        1,900         27 3/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0610-260695-13                                       10,000         27 1/4            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260812-13                                      136,800         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260813-13                                        1,300         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260814-13                                          200         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260815-13                                          400         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260816-13                                          300         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260817-13                                           50         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260818-13                                          800         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260819-13                                          300         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260820-13                                        1,500         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260821-13                                          600         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260822-13                                          200         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260823-13                                           50         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260824-13                                        1,500         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260825-13                                          500         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260826-13                                          300         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260827-13                                          500         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260828-13                                        1,000         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260829-13                                          300         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260830-13                                          200         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260831-13                                        3,700         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260832-13                                          700         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260833-13                                          700         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260834-13                                          600         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260835-13                                          500         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260836-13                                          300         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260837-13                                          500         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260838-13                                          700         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260839-13                                          800         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260840-13                                          400         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260841-13                                        1,400         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260842-13                                          900         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260843-13                                          500         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260844-13                                        1,400         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260845-13                                        1,800         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260846-13                                          600         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260847-13                                          700         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------


Quorum Health Group, Inc.
                                                            SCHEDULE IV


- ------------------------------------------------------------------------------------------------------------------------------------

0610-260848-13                                          300         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260849-13                                          400         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260850-13                                        1,000         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-260851-13                                          300         27                10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-270768-13                                       22,500         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------

0610-270769-13                                        5,000         26 7/8            10-Jun-96              13-Jun-96
- ------------------------------------------------------------------------------------------------------------------------------------



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